Filed pursuant to Rule 424(b)(3) and (c)
Registration Number 333-98043

PROSPECTUS SUPPLEMENT

(to prospectus dated November 7, 2002)

HORACE MANN EDUCATORS CORPORATION

$353,500,000

SENIOR CONVERTIBLE NOTES DUE 2032
AND THE COMMON STOCK ISSUABLE UPON
CONVERSION OF THE SENIOR CONVERTIBLE NOTES

This prospectus supplement supplements our prospectus dated November 7, 2002 relating to the sale by certain of our securityholders, or by their transferees, pledgees, donees or other successors, of up to $353,500,000 aggregate principal amount of our senior convertible notes due 2032 and the common shares issuable upon the conversion of the notes. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

Investing in the notes involves risks.
See “Risk Factors” beginning on page 13 of the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SECURITYHOLDERS

The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

The table below supersedes the table of securityholders contained on pages 57 through 59 of the prospectus. This information was furnished to us by the selling securityholders listed below on or before November 8, 2002. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

The date of this prospectus supplement is November 14, 2002.

				Number of Shares of
	Principal Amount of		Number of Shares of	Common Stock
	Notes Beneficially		Common Stock	Underlying the	Percentage of
	Owned and Offered	Percentage of Notes	Beneficially Owned	Notes and Offered	Common Stock
Name of Selling Securityholder (1)	Hereby	Outstanding (2)	(3)	Hereby (4) (5)	Outstanding (6)

1976 Distribution Trust FBO Jane A. Lauder	$36,000	*	0	639	0
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer	18,000	*	0	319	0
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer	18,000	*	0	319	0
Advent Convertible Master Cayman L.P.	13,636,000	4.54	0	242,216	0
Aid Association for Lutherans, as successor to Lutheran Brotherhood	3,000,000	*	0	53,289	0
AIG DKR SoundShore Opportunity Holding Fund Ltd. (formerly DKR Fixed Income Holding Fund Ltd.)	2,500,000	*	0	44,407	0
Akela Capital Master Fund, Ltd.	3,000,000	*	0	53,289	0
Allentown City Firefighters Pension Plan	63,000	*	0	1,119	0
Allentown City Officers & Employees Pension Fund	48,000	*	0	852	0
Allentown City Police Pension Plan	76,000	*	0	1,349	0
Alpha US Sub Fund 4, LLC	1,486,000	*	0	26,395	0
Arapahoe County Colorado	138,000	*	0	2,451	0
Argent Classic Convertible Arbitrage Fund L.P.	1,800,000	*	0	31,973	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	3,200,000	1.06	0	56,841	0
Argent LowLev Convertible Arbitrage Fund LLC	300,000	*	0	5,328	0
Argent LowLev Convertible Arbitrage Fund Ltd.	3,500,000	1.16	0	62,170	0
Arlington County Employees Retirement System	1,500,000	*	0	26,644	0
Banc of America Securities LLC	2,750,000	*	0	48,848	0
British Virgin Islands Social Security Board	197,000	*	0	3,499	0
Calamos Market Neutral Fund — Calamos Investment Trust	6,000,000	2.00	0	106,578	0
City of New Orleans	568,000	*	0	10,089	0
City University of New York	341,000	*	0	6,057	0
Clinton Convertible Managed Trading Account I Limited	4,700,000	1.56	0	83,486	0
Clinton Multistrategy Master Fund, Ltd.	12,800,000	4.26	0	227,366	0

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				Number of Shares of
	Principal Amount of		Number of Shares of	Common Stock
	Notes Beneficially		Common Stock	Underlying the	Percentage of
	Owned and Offered	Percentage of Notes	Beneficially Owned	Notes and Offered	Common Stock
Name of Selling Securityholder (1)	Hereby	Outstanding (2)	(3)	Hereby (4) (5)	Outstanding (6)

Clinton Riverside Convertible Portfolio Limited	$14,300,000	4.76	0	254,010	0
Consulting Group Capital Markets Funds	200,000	*	0	3,552	0
Context Convertible Arbitrage Fund	1,000,000	*	0	17,763	0
Convertible Securities Fund	130,000	*	0	2,309	0
Credit Suisse First Boston Corporation	2,500,000	*	0	44,407	0
Credit Suisse First Boston Europe Limited	35,000,000	11.65	0	621,705	0
DBAG London	855,000	*	0	15,187	0
Georgia Municipal Employee Benefit System	1,624,000	*	0	28,847	0
Grady Hospital Foundation	300,000	*	0	5,328	0
Hamilton Multi-Strategy Master Fund, L.P.	4,000,000	1.33	0	71,052	0
HFR CA Select Fund	1,000,000	*	0	17,763	0
HFR Convertible Arbitrage Account	1,313,000	*	0	23,322	0
Highbridge International LLC	43,000,000	14.31	0	763,809	0
Independence Blue Cross	918,000	*	0	16,306	0
JP Morgan Securities Inc.	8,000,000	2.66	58	142,104	*
KBC Convertible Opportunities Fund	7,000,000	2.33	0	124,341	0
Lyxor	2,588,000	*	0	45,970	0
Lyxor Master Fund Ref: Argent/ LowLev CB	800,000	*	0	14,210	0
McMahan Securities Co. L.P.	10,000,000	3.33	0	177,630	0
Merrill Lynch Insurance Group	741,000	*	0	13,162	0
Merrill Lynch, Pierce, Fenner & Smith Incorporated	226,000	*	0	4,014	0
Minnesota Power and Light	368,000	*	0	6,536	0
Municipal Employees	511,000	*	0	9,076	0
Nations Convertible Securities Fund	9,870,000	3.28	0	175,320	0
New Orleans Firefighters Pension/ Relief Fund	308,000	*	0	5,471	0
Occidental Petroleum Corporation	588,000	*	0	10,444	0
Ohio Bureau of Workers Compensation	399,000	*	0	7,087	0
Policeman and Firemen Retirement System of the City of Detroit	1,405,000	*	0	24,957	0
Pro-mutual	1,683,000	*	0	29,895	0
Quattro Fund Ltd.	3,000,000	*	0	53,289	0
SAM Investments LDC	12,500,000	4.16	0	222,037	0
San Diego County Employees Retirement Association	3,000,000	*	0	53,289	0
Shell Pension Trust	891,000	*	0	15,826	0

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				Number of Shares of
	Principal Amount of		Number of Shares of	Common Stock
	Notes Beneficially		Common Stock	Underlying the	Percentage of
	Owned and Offered	Percentage of Notes	Beneficially Owned	Notes and Offered	Common Stock
Name of Selling Securityholder (1)	Hereby	Outstanding (2)	(3)	Hereby (4) (5)	Outstanding (6)

State of Maryland Retirement Agency	$7,215,000	2.40	0	128,160	0
Sunrise Partners Limited Partnership	2,500,000	*	0	44,407	0
Sutton Brook Capital Portfolio, LP	29,000,000	9.65	0	515,127	0
Tag Associates	344,000	*	0	6,110	0
Teachers Insurance and Annuity Association	18,400,000	6.12	0	326,839	0
The Coast Fund L.P.	2,500,000	*	0	44,407	0
The Grable Foundation	208,000	*	0	3,694	0
Trustmark Insurance	776,000	*	0	13,784	0
Wachovia Bank National Association	27,645,000	9.20	0	491,058	0
Wachovia Securities International Ltd.	23,500,000	7.82	0	417,430	0
White River Securities LLC	11,000,000	3.66	0	195,393	0
Wolverine Trading LP	2,500,000	*	0	44,407	0
Zazove Hedged Convertible Fund L.P.	3,000,000	*	0	53,289	0
Zazove Income Fund L.P.	2,000,000	*	0	35,526	0
Zurich Institutional Beachmark Master Fund Ltd	400,000	*	0	7,105	0
Zurich Institutional Beachmarks Master Fund Ltd	3,000,000	*	0	53,289	0
Zurich Institutional Benchmark Management c/o Quattro Global Capital, LLC	800,000	*	0	14,210	0

*	Less than 1%.

(1)	Also includes any sale of the notes and the underlying common stock by pledgees, donees, transferees or other successors in interest that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. Information about other selling securityholders will be set forth in future prospectus supplements or in other documents that we file from time to time with the Securities and Exchange Commission that are incorporated by reference in the prospectus, if required. See “Where You Can Find More Information.”

(2)	Based on $300,500,000 aggregate principal amount of notes outstanding as of November 12, 2002.

(3)	Excludes common stock issuable upon conversion of the selling securityholder’s notes.

(4)	Assumes conversion of all of the selling securityholder’s notes at a conversion rate of 17.763 per note and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under “Description of the Notes — Conversion Rights.” As a result, the number of common stock issuable upon conversion of the notes may increase or decrease in the future.

(5)	Reflects rounding down of fractional common stock issuable to each selling securityholder upon conversion of the notes.

(6)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using 40,853,319 shares of common stock outstanding as of October 31, 2002. In calculating this amount, we did not treat as outstanding the common stock issuable upon conversion of notes.

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